Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of April 8, 2020  (the “Effective Date”) is by and between First Western Financial Inc.,  a Colorado corporation (the “Company” or “FWFI”), and John Sawyer, an individual resident of the State of Colorado (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as its Chief Investment Officer; and

WHEREAS, the Company would like to secure the services of the Executive under certain terms and conditions;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Employment and Duties.

(a)       General.  As of the Effective Date, the Executive shall continue to serve as the Chief Investment Officer of the Company.  The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).  The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO.  The Executive hereby accepts such employment and agrees to render the services described above.

(b)       Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all material respects conform to and comply with the lawful directions and instructions given to his by the CEO and shall use his reasonable best efforts to promote and serve the interests of the Company.  Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the written consent of the CEO or otherwise engage in activities that would interfere in any material respect with his faithful performance of his duties hereunder.  Notwithstanding the foregoing, (i) the Executive may serve on such other for-profit corporate boards as may be consented to by the CEO, provided that such activity does not contravene the first sentence of this Section 1(b), and (ii) the Executive may serve on not-for-profit corporate, civic or charitable boards or engage in charitable activities without remuneration therefor as may be consented to by the CEO,  provided that such activity does not contravene the first sentence of this Section 1(b).

2.         Term.  The term of the Executive’s employment under this Agreement commenced on January 1, 2020 and shall expire on the December 31, 2020.  This Agreement shall automatically renew for successive one year terms commencing January 1, 2021, unless either party gives notice to the other 90 days before the end of a particular term.  The period during which the Agreement is in effect shall be referred to as the “Term”.

3.         Definitions.

(a)       Termination for “Cause” means termination of the Executive’s employment because of:

(i) the willful failure by the Executive to perform the Executive's duties with the Company;

(ii) gross incompetence or gross negligence in the discharge of the Executive's duties;

(iii) willful dishonesty, theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of financial information, confidential client information, client or employee lists, trade secrets, or other Company confidential or proprietary information;

(iv) willful violation of any law, rule or regulation of any governing authority or of the Company's policies and procedures, including, without limitation, the Company's employee handbook or similar document;

(v) the willful refusal of Executive to follow the lawful directions of the CEO within a reasonable period after delivery to Executive of written notice of such directions;

(vi) willful conduct that is grossly injurious to the reputation, financial condition, business or assets of the Company; or

(vii) willful breach of any material provision in an agreement with the Company.

In each of (i) through (vii) the Executive shall be given written notice of such cause for termination, and in each of (i) and (vii) the Executive shall be given an opportunity to remedy such cause for termination within sixty (60) business days of receipt of such notice.

(b)       “Change in Control” shall have the same meaning as the definition contained in Section 12.2 of the First Western Financial, Inc. 2016 Omnibus Incentive Plan.

(c)        Resignation for “Good Reason” means termination of employment by the Executive because of the occurrence of any of the following events:

(i)        there is a material reduction in the Executive’s Base Salary, unless agreed to in writing by the Executive;

(ii)       there is a material reduction in the Executive’s authority, duties, or responsibilities;

(iii)      the failure of any successor to assume this Agreement; and

(iv)      any other action or inaction that constitutes a material breach by the Company of this Agreement after the Executive provides written notice to the Company of the facts which constitute the grounds within sixty  (60) business days following the initial existence of the grounds and the Company thereafter fails to cure such grounds within sixty (60) business days following its receipt of such notice (or, in the event that such grounds cannot be corrected within such sixty  (60)  day period, the Company has not taken all reasonable steps within such sixty  (60) day period to correct such grounds as promptly as practicable thereafter).

4.         Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)       Base Salary.  The Company shall pay to the Executive an annual salary (the “Base Salary”) payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices, as established from time to time.  The Base Salary shall be reviewed annually and increased as appropriate for market changes, commencing effective January 1, 2021.  Executive annualized 2020 Base Salary is $300,000.  The Base Salary shall not be decreased by the Company except with the prior written consent of the Executive.

(b)       Annual Bonus.  Executive shall be eligible to receive annual incentive compensation (the “Annual Bonus”) As governed by the terms set forth in the First Western Financial, Inc. Incentive Plan for Senior Executive Officers, as may be amended from time to time.  The incentive compensation performance measures and goals are reviewed by the Board of Directors annually, and adjusted as appropriate, according to the needs of the business.

(c)        Long-Term Incentive Plan.  The Executive shall be eligible for grants under the First Western Financial, Inc. 2016 Omnibus Incentive Plan, including, but not limited to, grants of stock options, market conditioned performance share units, financial conditioned performance stock units and restricted stock units, as the Compensation Committee of the Board shall determine from time to time.

(d)       Savings and Retirement Plans.  The Executive shall be eligible to participate in all savings and retirement plans applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(e)       Welfare Benefit Plans.  The Executive and his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(f)        Expenses.  Upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time, the Company shall reimburse the Executive for reasonable business-related expenses incurred by the Executive in the fulfillment of his duties.  Payments with respect to reimbursements of expenses shall be made promptly and in accordance with the applicable expense reimbursement policies and procedures of the Company, but in any event, on or before the last day of the calendar month following the calendar month in which the relevant expense is incurred.

(g)       Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation each calendar year during the Term, subject to the Company’s vacation policy in effect from time to time.

5.         Termination of Employment. The terms of any equity compensation grants outstanding as of the Effective Date, as well as any future equity compensation grants made under the First Western Financial, Inc. 2016 Omnibus Incentive Plan shall govern what the Executive receives on termination of employment, in terms of equity compensation, except as expressly provided in Section 5(b)(iv) hereof.  All other forms of remuneration the Executive is eligible for on termination of employment are set forth in this Section 5.

(a)       Termination for Cause; Resignation Without Good Reason.  If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (“Regulations”) thereunder, by reason of the Company’s termination of the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of (i) any unpaid Base Salary through and including the date of termination or resignation, (ii) any Annual Bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs (which unpaid Annual Bonus amount shall be paid no later than March 15 of the year following the year in which the amount was earned), and (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the amounts or benefits in (i) through (iii) being referred to collectively as the “Other Accrued Compensation and Benefits”).  Except as set forth in this subsection (a), the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(b)       Termination without Cause; Resignation for Good Reason.

(i)        If the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code and the Regulations thereunder, by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his  employment hereunder for Good Reason, the Executive shall be entitled to the following:

(A)       An amount equal to the Other Accrued Compensation and Benefits;

(B)       One year’s Base Salary at the rate then in effect, and one year’s target bonus at the rate then in effect, payable in equal installments pursuant to the Company’s normal payroll practices and subject to all legally required and customary withholdings for the twelve (12) month following termination; and

(C)       Monthly payments to the Executive equal to the full premium amount (determined as of the date of termination) for continued coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) for the Executive, and, to the extent that the Executive is providing coverage for his  spouse or eligible dependents as of the termination date, for such individuals; provided,  however, that the Company’s obligation to pay such premiums shall cease immediately upon the earlier of (i) the passage of eighteen (18) months, (ii) the expiration of the statutory COBRA period and (iii) the date the Executive becomes eligible for coverage under any other group health plan (as an employee or otherwise) or Medicare.

Notwithstanding the foregoing, if the Company terminates the Executive’s employment without Cause, the Company shall provide the Executive with no less than ninety (90) days’ written notice or payment of three (3) months Base Salary in lieu of ninety (90) days’ written notice, which shall be in addition to payments described under this Section 5(b)(i).

(ii)       Unless otherwise provided herein, all payments and benefits provided under this Section 5(b) shall commence on the first payroll date following the 60th day after the Executive’s termination of employment.  The Company shall not be required to make the payments and provide the benefits provided for under this Section 5(b)(i)(A), (B) or (C) unless the Executive executes and delivers to the Company, within sixty (60) days following the Executive’s termination of employment, a release substantially in the form attached hereto as Exhibit A, and the release has become effective and irrevocable in its entirety in such 60-day period.  The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release in accordance with applicable laws) will result in the forfeiture of the payments and benefits under this Section 5(b)(i)(A), (B) or (C).  To the extent any amount payable under this Section 5 is deferred compensation subject to the Code, if the period during which the Executive has discretion to execute or revoke the general release of claims straddles two of the Executive’s taxable years, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Executive actually deliver the executed general release of claims to the Company.  The Executive may not, directly or indirectly, designate the calendar year or timing of payments.  This Section 5(b)(ii) shall expressly not apply to payments made on account of a Change in Control, pursuant to Section 5(b)(iv) hereof.

(iii)      If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Sections 6 through l0 hereof or breaches any provision set forth in the executed copy of the general release of claims, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 5(b)(i)(A), (B) or (C), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.  This Section 5(b)(iii) shall expressly not apply to payments made on account of a Change in Control, pursuant to Section 5(b)(iv) hereof.

(iv)      If the Company undergoes a Change in Control, and within 24 months of such Change in Control the Executive is terminated without Cause or resigns for Good Reason, then the Executive shall be entitled to all payments set forth in this Paragraph 5(b) except that:

(A)       Instead of the one year’s Base Salary and target bonus referred to in Section 5(b)(i)(B), the Executive shall be eligible for two year’s Base Salary and two years’ target bonus.

(B)       Instead of the amounts specified in Section 5(b)(iv)(A) being made in monthly payments as referred to in Section 5(b)(i)(C), they shall be paid in a lump sum on the date the Executive incurs a Separation  from Service within the meaning of Section 409A of the Code and the Regulations thereunder, or on such later date required under Section 409A of the Code and the Regulations thereunder.

(C)       In the event that it is determined that any payment or distribution of any type to or for the benefit of an Executive made by the Company, by any of its Affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of any equity compensation plan, this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax ( the “Excise Tax”), then, notwithstanding any other  provision of this Agreement or any equity compensation plan to the contrary, any right of the Executive to any payment or benefit under this Agreement or any such equity compensation plan shall be reduced or eliminated, but only to  the extent necessary to avoid imposition of the Excise Tax.  In no case, however, shall such cutback be made if Total Payments after the imposition of the Excise Tax are greater than Total Payments cut back as provided in this Section 5(b)(iv) to avoid the Excise Tax.

(D)       In the event that a cutback of Total Payments is permitted under Section 5(b)(iv)(C), and except as required by Code Section 409A or to the extent that Code 409A permits discretion, the Compensation Committee shall have the right, in the Compensation Committee’s sole discretion, to designate those rights, payments, or benefits and all other agreements that should be reduced or eliminated so as to provide the Executive with the maximum pre-tax amount which avoids imposition of the Excise Tax.  For example, the Compensation Committee may choose to cut back cash severance, if that would yield a higher pre-tax amount than cutting back equity.  Notwithstanding the foregoing, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A the Compensation Committee shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or restricted stock units.

(c)         Termination Due to Death or Disability.  The Executive’s  employment with the Company shall terminate automatically on the Executive’s death.  In the event of the Executive’s Disability (as defined herein), the Company shall be entitled to terminate his employment.  In the event of the Executive’s death or if the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code, or the Regulations thereunder, by reason of the Executive’s Disability, the Company shall pay to the Executive (or his estate, as applicable), (i) the Executive’s Base Salary through and including the date of termination and any Other Accrued Compensation and Benefits (ii) a pro-rata Annual Bonus for the year of termination, based on actual audited year-end results and payable when bonuses are normally paid to employees, and (iii) three (3) months Base Salary at  the rate then in effect, payable in equal installments pursuant to the Company’s normal payroll practices and subject to all legally required and customary withholdings for the three (3) month following termination.

(i)  For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his  duties for a period in excess of ninety (90) consecutive days or for more than ninety (90) days in any consecutive twelve (12)-month period.  Evidence of such physical or mental disability or infirmity shall be certified by a physician licensed to practice in the state of residence of the Executive, which physician is mutually agreeable to the Board and the Executive.  If there is no agreement on the selection of the physician, then the Board shall select one physician and the Executive shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability or infirmity.  If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on such physical or mental disability or infirmity shall control.

(d)        Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 24 of this Agreement.  In the event of a termination by the Company for Cause, or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than thirty (30) business days after the giving of such notice, provided that the date of termination will not occur before the expiration of any applicable cure period.

The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

 (e)       No Further Rights.  The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

6.         Confidentiality.

(a)       Confidential Information.

(i)        The Executive agrees that he will not at any time, except with the prior written consent of the Company or its Affiliates or as required by applicable law, directly or indirectly, reveal to any person, entity or other organization (other than the Company or its Affiliates  or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any confidential or proprietary information of any member of the Company or its Affiliates  (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company or its Affiliates, including, without limitation, any information concerning past, present or prospective clients, intellectual capital, marketing data, or other confidential information used by, or useful to, any member of and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with the Company or its Affiliates, other than disclosure while employed by the Company which the Executive reasonably and in good faith believes to be in or not opposed to the interests of the Company; provided that such Confidential Information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s breach of this Agreement.  Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii)       In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall, if permitted by law, provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.  The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall (A) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require notification or prior approval by the Company of any reporting described in clause (A).

(b)       Confidentiality of Agreement.  The Executive agrees that, except as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

(c)        Exclusive Property.  The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company or its Affiliates.  All business records, papers and documents kept or made by the Executive relating to the business of the Company or its Affiliates shall be and remain the property of the Company or its Affiliates.  Upon the request and at the expense of the Company or its Affiliates, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company or its Affiliates, fully and completely, all rights created or contemplated by this Section 6.

7.         Noncompetition.  The Executive agrees that, for a period commencing on the January 1, 2020 and ending 365 days following the Executive’s termination of employment (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as defined herein) within the then current footprint of the Company.  For purposes of this Section 7: (a) carrying on a “Competing Business” means to engage in the competing business of any business carried on by the Company or its Affiliates.  Notwithstanding the foregoing, nothing herein shall limit the Executive’s right to own not more than one (1) percent of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

8.         Non-Solicitation and Non Acceptance.  The Executive agrees that for the Restricted Period the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the Restricted Period or the 3-month period immediately preceding the commencement of the Restricted Period, an employee, officer, representative or agent of the Company or its Affiliates and any member of the  Company or its Affiliates, or solicit, induce or attempt to solicit or induce any of them to terminate their employment or service relationship with any member of the Company or its Affiliates or violate the terms of their respective service contracts, or any employment arrangements, with such entities, provided that the foregoing shall not prevent general employment or service solicitations that do not specifically target any such persons; or (b) induce or attempt to induce any customer or client of any member of the Company or its Affiliates to cease doing business with any member of the  Company or its Affiliates, or in any way interfere with the relationship between any member of the Company or its Affiliates and any customer or client of any member of the  Company or its Affiliates.  The Executive will make reasonable best efforts to not accept, and when in his control, not allow the acceptance of any of the Company relationships in this Section 8 at a new employer during the Restricted Period.

9.         No Conflicting Agreement.  The Executive represents, warrants and covenants to the Company that  the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.

10.       No disparagement.  Each party represents, warrants and covenants to the other that at no time during the Term or thereafter shall such party make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party or any of its respective directors, officers or employees, as applicable; provided this Section shall not prohibit truthful testimony by or on behalf of either party in any judicial or administrative proceeding.

11.       Section 409A of the Code.  This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(l) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s  “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period.

12.       Certain Remedies.

(a)       Forfeiture/Payment Obligations.  In the event the Executive fails to comply with Sections 6 through 10, other than any isolated, insubstantial and inadvertent failure, the Executive agrees that he will forfeit any amounts not already paid pursuant to Section 5(b) (i) (A), (B) or (C) of this Agreement. Notwithstanding the previous sentence, the Executive shall be given written notice of each alleged failure to comply with Sections 6 through 10, and the Executive shall be given an opportunity to remedy such failure within (60) sixty business days of the receipt of such notice.  For purposes of clarity, the Executive’s failure to comply with Sections 6 through 10 shall not result in forfeiture of amounts required to be paid but not already paid  on account of a Change in Control pursuant to Section 5(b)(iv) of this Agreement.

(b)       Injunctive Relief.  Without intending to limit the remedies available to the  Company or its Affiliates, including, but not limited to, that set forth in Section 12(a) hereof, the Executive agrees that a breach of any of the covenants contained in Sections 6 through 10 of this Agreement may result in material and irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company or its Affiliates shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company or its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

13.       Defense of Claims.  The Executive agrees that, during the Term, and for a period of seven (7) years after termination of the Executive’s employment, upon request from the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action.  The Company agrees to promptly pay in advance or reimburse the Executive for, as requested by the Executive, all of the Executive’s reasonable travel and other direct costs and expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 13, including, but not limited to, legal costs and expenses.

14.       Alternative Dispute Resolution.  The Company and the Executive agree that any dispute that arises out of or relates to Executive's employment or termination of employment with the Company, including any dispute that the Executive may have with any present or former officer, manager, director, employee, agent, attorney or insurer of the Company, shall first be submitted to mediation through the Institute for Conflict Prevention & Resolution ("CPR") (or such other nationally-recognized alternative dispute resolution service as the Executive and Company may agree). The Executive and the Company shall use their reasonable efforts to commence and conclude such mediation in a prompt manner. If the dispute is not resolved through mediation within thirty (30) days after notice thereof, such dispute shall be resolved by binding arbitration in accordance with the rules and procedures of the CPR (or such other nationally-recognized alternative dispute resolution service as the Executive and the Company may agree). Judgment upon the award rendered by the arbitrator may be entered in any court having in person and subject matter jurisdiction. The Company and the Executive hereby submit to the jurisdiction of the federal and state courts in Denver, Colorado, for the purpose of confirming any such award and entering judgment thereon. The Company shall pay for all administrative costs and fees charged by the CPR (or such other nationally-recognized alternative dispute resolution service) as well as the fees charged by the arbitrator. Each party shall pay for his or its attorneys' fees and costs.

15.       No assignability; Binding Agreement.

(a)       By the Executive.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)       By the Company.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c)        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

16.       Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

17.       Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.       Governing Law and Forum.  The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Colorado applicable to contracts entered into and performed entirely therein.  Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the County of Denver, Colorado.

19.       Survival of Certain Provisions.  Unless expressly provided otherwise, the rights and obligations set forth in this Agreement shall survive any termination or expiration of this Agreement.

20.       Entire Agreement; Supersedes Previous Agreements.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

21.       Severability.  The provisions of the Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions herein.

22.       Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

23.       Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

24.       Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

First Western Financial, Inc. 1900 16th St Suite #1200 Denver, CO 80202 Attention: Secretary and General counsel To the Executive: John Sawyer

____________________
____________________

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK IN WITNESS

WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

First Western Financial, Inc.

By:	/s/ Scott Wylie
Scott Wylie, Chairman, President & CEO

EXECUTIVE

/s/ John Sawyer
John Sawyer

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by John A Sawyer (the “Executive”) and FWFI (the “Company”), effective as of _____________in connection with the termination of the Executive’s employment with the Company as of ________________________.

In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, dated effective January 1, 2020 (the “Employment Agreement”), the Executive and the Company agree as follows:

1.         Return of Property.  All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company; provided, that, after the notification of a consultation with the Company, the Executive may keep one copy of such items as he may reasonably expect to use to protect his  rights under this Agreement.

2.         General Release and Waiver of Claims.

(a)       Release.  In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and (ii) any indemnification rights the Executive may have under the Employment Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company.  This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

(b)       Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement.  By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his  termination to consult with an attorney of his  choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his  choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled.  The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(c)        No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.  The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3.         Proceedings.

(a)       General Agreement Relating to Proceedings.  The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his  behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his  employment or the termination of his  employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)       Proceedings Under ADEA.  Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement).  However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c)        Certain Administrative Proceedings.  In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency.  The Executive is, however, waiving his right to recover money in connection with any such charge or investigation.  The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4.         Remedies.  In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his  post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in paragraph 2(b) within the seven-day period provided under paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to his  under Sections 5(b)(i)(A), (B) or (C) of the Employment Agreement or terminate any benefits or payments that are subsequently due under Sections 5(b)(i)(A), (B) and (C) of the Employment Agreement, without waiving the release granted herein.  The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms.  Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other tights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein.  Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5.         Severability Clause.  In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.         Nonadmission.  Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

7.         Governing Law and Forum.  The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be resolved pursuant to the provisions of Section 14 of the Employment Agreement.

8.         Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

First Western Financial, Inc.

1900 16th St

Suite#1200

Denver, CO 80202

Attention: Secretary

To the Executive:

John Sawyer
_______________________ _______________________

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OFHIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

First Western Financial, Inc.

By:	/s/ Scott Wylie
Scott Wylie, Chairman, President & CEO

EXECUTIVE

/s/ John Sawyer
John Sawyer

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